Exhibit 99.1

Creative Computer Applications, Inc. Reports Results of Operations for the First Fiscal Quarter Ended March 31, 2005

     CALABASAS, Calif.--(BUSINESS WIRE)--May 16, 2005--Creative Computer Applications, Inc. or CCA (AMEX:CAP), a provider of Clinical Information Systems
(CIS) for hospital and clinic-based laboratories, pharmacies, and radiology departments, announced today its results of operations for its first fiscal quarter ended March 31, 2005.
     Sales for the first fiscal quarter ended March 31, 2005 were $1,825,288 compared to sales of $1,958,700 for the comparable quarter ended March 31, 2004. The Company incurred a net loss of $186,964 or $.06 per basic and diluted earnings per share, for the current fiscal quarter, compared to income of $126,697, or $.04 per basic and diluted earnings per share, for the comparable quarter one year ago.
     Steven M. Besbeck, President and CEO, stated, "This is our first fiscal quarter report since changing our fiscal year to December 31 from August 31. CCA's results of operation for our first fiscal quarter over the comparable period were impacted by legal, accounting, consultant, and other expenses associated with our pending merger with StorCOMM Inc., and the efforts we initiated to comply with SOX 404. While some of these expenses are non-recurring, others will continue to impact our operating results in the foreseeable future. Unfortunately our timeline for completing our merger has been elongated due to unavoidable delays, but we now expect to complete it this summer. However, we have made good progress in developing our business integration strategy and have also made significant advances in integrating our product technologies, all of which has had an impact on our current operating results. We view this as an important investment in the Company's future. We are also experiencing significant interest in our new CyberLAB 7.0 LIS product from new and existing clients and now have 18 sites fully operational."
     CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments. Its primary products, CyberLAB(R), CyberMED(R) and CyberRAD(R) are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.

     This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


     CONTACT: Creative Computer Applications, Inc.
              Steven M. Besbeck, 818-880-6700 X-252